                     SURGE COMPONENTS, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.2

                    COMPUTATION OF EARNINGS PER COMMON SHARE




                                                                       Nine Months Ended                  Three Months Ended
                                                                           August 31,                          August 31,
                                                                   2 0 0 0          1 9 9 9            2 0 0 0         1 9 9 9
                                                                   -------          -------            -------         -------
                                                                 (Unaudited)       (Unaudited)       (Unaudited)     (Unaudited)
Basic earnings:

Net income                                                      $1,511,374         $   (20,054)      $   299,810     $   143,263
                                                                -----------        ------------      ------------    ------------

Total weighted shares outstanding                                4,949,049           4,857,713         4,984,207       4,858,958
                                                                -----------        ------------      ------------    ------------

Basic earnings per common share                                 $      .31         $        --       $       .06     $       .03
                                                                ===========        ============      ============    ============

Diluted earnings:

Net income                                                      $1,511,374         $   (20,054)      $   299,810     $   143,263

Add: interest expense on convertible debt,
     net of tax                                                    287,049                  --           123,900              --
                                                                -----------        ------------      ------------    ------------

    Net income and assumed conversion                           $1,798,423         $    20,054)      $   423,710     $   143,263
                                                                -----------        ------------      ------------    ------------

Shares:
  Weighted common shares outstanding                             4,949,049           4,857,713         4,984,207       4,858,958
  Convertible debt                                                 865,926                  --           824,918              --
  Employees stock options                                        1,501,316                  --         1,452,300         126,072
                                                                -----------        ------------      ------------    ------------

Total weighted shares outstanding                                7,316,291           4,857,713         7,261,425       4,985,030
                                                                -----------        ------------      ------------    ------------

Diluted earnings per common share                               $      .25         $        --       $       .06     $       .03
                                                                ===========        ============      ============    ============

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